Exhibit 23.2
                                                                    ------------

                         CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by referenced in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries ("HHT"), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, and (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT, of our report dated March 5, 2004, with respect to the financial statements and financial statement schedules of HHT and Hersha Hospitality Management LP included in this Annual Report on Form 10-K for the year ended December 31, 2003.

/s/  Reznick, Fedder & Silverman, P.C.
Certified Public Accountants

Baltimore, Maryland

March 26, 2004


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